Contact:	Patrick Johnson, President & CEO
(714) 241-4411

For Immediate Release	Jim White, Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

PRO-DEX, INC. ANNOUNCES CONTINUED STRONG SALES AND PROFIT GROWTH IN FISCAL 2004 FOURTH QUARTER
 AND YEAR END OPERATING RESULTS

YEAR END SALES INCREASE 18% FROM PRIOR YEAR
YEAR END EARNINGS INCREASE NEARLY 750% FROM PRIOR YEAR AND 67% FROM PREVIOUS QUARTER

SANTA ANA, CA, September 8, 2004 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the fourth quarter and fiscal year ended June 30, 2004.  The Company reported net income for the three months ended June 30, 2004 of $437,000 or $0.05 per share on a basic and diluted basis, as compared to a net income of $113,000 or $0.01 per share on a basic and diluted basis, for the three months ended June 30, 2003.  This represents an increase of $324,000 or 286% over the same quarter of the previous year and a sequential increase of $176,000 or 67% over the third quarter, producing the eighth consecutive increase in quarterly net profit.  The Company also reported net income for the year ended June 30, 2004 of $1,120,000 or $0.13 per share on a basic and $0.12 per share on a diluted basis, as compared to a net income of $133,000 or $0.02 per share on a basic and $0.01 per share on a diluted basis, for the year June 30, 2003.  This represents an increase of $987,000 or 743% over the previous year.

Commenting on the Company's financial results, Pro-Dex's President and CEO, Patrick Johnson said, "The Company's performance in the fourth quarter was a fitting conclusion to a very successful year.  We grew sales at a purposeful rate throughout the year, concentrating on improving the product mix, the efficiency of our operations and the pace of our expenses.  As a direct result of that approach to growing the business, we drove nearly 75% of our incremental sales growth or $1,684,000 to the pre-tax profit line.  We are very proud of this accomplishment and believe that is proof positive that the strategy we are using to grow the business is both effective and differentiating."

Consolidated net sales increased $352,000 or 11% to $3,666,000 for the three months ended June 30, 2004, compared to the three months ended June 30, 2003.  On a sequential basis, consolidated sales increased $364,000 or 11% for the three months ended June 30, 2004 compared to the previous three month period.  This produced the Company's tenth sequential increase in sales out of the past eleven quarters.  For the year ended June 30, 2004, consolidated net sales increased $2,210,000 or 18% to $14,200,000 compared to fiscal 2003.

The Company's consolidated gross profit for the three months ended June 30, 2004 increased $626,000 or 47% compared to the same three months in the previous year.  For the year ended June 30, 2004, consolidated gross profit increased $1,890,000 or 38% compared to the same period in the prior year.  Gross profit as a percentage of sales increased significantly to 53% for the three months ended June 30, 2004 compared to 40% for the three months ended June 30, 2003 and compared favorably to a gross margin percentage of 48% for the previous quarter.  For the year, gross margin as a percent of sales increased to 48% compared to 41% at the year ended June 30, 2003.

"Coming into fiscal year 2004, we indicated that increasing the gross profitability of the Company was going to be a priority," stated Mr. Johnson.  "We attacked this priority from several different approaches.  For example, we increased top line sales, which helped us spread our fixed cost over a bigger revenue base.  We increased sales 72% to the medical device market and 11% to the semi-conductor market, markets where channels of distribution are more efficient and pricing is therefore more favorable.  We also invested in improving the efficiency of our operations, which produced immediate improvements in productivity.  All of these efforts resulted in a significant improvement in gross profitability."

Total operating expenses increased 12% to $1,247,000 for the three months ended June 30, 2004 from $1,118,000 for the three months ended June 30, 2003.  This increase is attributed to increased sales, marketing and product development activities aimed at all of the Company's major market segments.  On a sequential basis, operating expenses increased by only $43,000 or 3.6% compared to the previous quarter, an increase reasonably expected given the increase in sales for the quarter.  For the year ended June 30, 2004, operating expenses increased $361,000 or 7.8% compared to prior year, primarily driven by a $333,000 increase in research and development expenses related to the development of new products.

Addressing the Company's on-going operations, Mr. Johnson noted, "As a small-cap company, Pro-Dex differentiates itself by not relying on a single invention, a single product, a single technology or a single market.  We are a company that understands its fundamental core competencies and have successfully identified the best applications of those core competencies given current market conditions.  More importantly, we don't take current market conditions for granted and are constantly evaluating how we can create new opportunities given changes in market conditions.  Accordingly, and in a further effort to improve the Company's performance, on June 28, 2004, we merged our Micro Motors and Oregon Micro Systems subsidiaries into Pro-Dex, Inc., thereby creating a unified company and eliminating the cost, inefficiencies and complexities related to the "holding company" business structure.  We believe that this further consolidation of the Company will strengthen our approach to the market, optimize our use of valuable resources and maximize the opportunities we see before us."

Commenting on the Company's near term prospects, Mr. Johnson said, "Our on-going efforts to develop new products and new customer relationships continue to bear fruit.  We have proven that we can increase top line sales and effectively drive the benefit of those additional sales to the bottom line.  By focusing on the fundamentals of the business, we have strengthened our balance sheet and positioned the Company well to take advantage of opportunities that will broaden our technical capabilities and our ability to create real value for our strategic partners.  Based on the continued success of this business model, we believe that it's reasonable to expect sales between $3.3 to $3.6 million for the first quarter of fiscal year 2005, and sales between $15 to $17 million for the full fiscal year, excluding any sales from potential acquisitions.  This translates into $0.05 to $0.06 earnings per share in the first quarter compared to $0.02 per share in the first quarter of fiscal 2003 and between $0.18 to $0.22 earnings per share for the fiscal year.  We are proud of what we accomplished in fiscal 2004 and are confident it will serve as a foundation for future successes."

Investors and all others are invited to listen to a conference call discussing the fourth quarter and year-end financial results and the outlook for fiscal 2005, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's website at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a telephone replay will be available one hour after the call for 48-hours by dialing (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter conference ID# 5113962.

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, semi-conductor, and scientific research markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
BALANCE SHEET
June 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$ 2,070,000
Accounts receivable, net of allowance for doubtful
accounts of $40,000	2,370,000
Inventories, net	2,542,000
Prepaid expenses	76,000
Deferred taxes	793,000
Total current assets	7,851,000

Equipment and leasehold improvements, net	1,030,000

Other assets:
Goodwill	1,110,000
Deferred taxes	788,000
Other	16,000
Total other assets	1,914,000
Total assets	$ 10,795,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$ 70,000
Accounts payable	397,000
Accrued expenses	780,000
Income taxes payable	809,000
Total current liabilities	2,056,000

Long-term debt to a shareholder, net of current portion	75,000

Total liabilities	2,131,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized;
78,129 shares issued and outstanding	283,000
Common shares; no par value; 50,000,000 shares authorized;
8,858,600 shares issued and outstanding,	15,075,000
Accumulated deficit	(6,669,000)
8,689,000

Receivable for stock purchase	(25,000)

Total shareholders' equity	8,664,000

Total liabilities and shareholders' equity	10,795,000

PRO-DEX, INC. And SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30, 2004 and 2003

	2004	2003

Net sales	$ 14,200,000	$ 11,990,000

Cost of sales	7,395,000	7,075,000
Gross profit	6,805,000	4,915,000

Operating expenses:
Selling	857,000	710,000
General and administrative expenses	2,325,000	2,410,000
Research and development costs	1,790,000	1,457,000
Amortization	-	32,000
Total operating expenses	4,972,000	4,609,000

Income from operations	1,833,000	306,000

Other income (expense):
Other income, net	22,000	36,000
Royalty income	98,000	-
Interest (expense)	(51,000)	(87,000)
Total	69,000	(51,000)

Income before provision for income taxes	1,902,000	255,000

Provision for income taxes	782,000	122,000
Net income from continuing operations	$ 1,120,000	$ 133,000

Net Income per share:
Basic	$ 0.13	$ 0.02
Diluted	$ 0.12	$ 0.01

Weighted average shares outstanding - basic	8,799,477	8,743,575
Weighted average shares outstanding - diluted	9,327,423	9,040,893

PRO-DEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30

	2004	2003
Cash Flows from Operating Activities:
Net Income	$ 1,120,000	$ 133,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	362,000	375,000
Provision for doubtful accounts	10,000	4,000
Reserve for obsolete inventory	(83,000)	(200,000)
Non-cash compensation	25,000	35,000
Deferred taxes	22,000	177,000
Changes in:
(Increase) in accounts receivable	(760,000)	(4,000)
Decrease in inventories	376,000	289,000
Decrease in prepaid expenses	38,000	3,000
Decrease in other assets	5,000	17,000
Increase (Decrease) in accounts payable and accrued expense	159,000	(584,000)
Decrease in income taxes receivable	-	330,000
Increase (Decrease) in income taxes payable	780,000	(72,000)
Net Cash provided by Operating Activities	2,054,000	503,000

Cash Flows From Investing Activities:
Proceeds from sale of discontinued operations	-	790,000
Proceeds from sale of equipment	-	6,000
Purchases of equipment and leasehold improvements	(352,000)	(364,000)

Net Cash provided by (used in) Investing Activities	(352,000)	432,000

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(71,000)	(126,000)
Net (payments) on line of credit	(432,000)	(206,000)
Additional paid in capital	76,000	-
Common stock repurchases	-	(44,000)

Net Cash (used in) Financing Activities	(427,000)	(376,000)

Net Increase in Cash and Cash Equivalents	1,275,000	559,000
Cash and Cash Equivalents, beginning of period	795,000	236,000

Cash and Cash Equivalents, end of period	$ 2,070,000	$ 795,000

Supplemental Information

Cash payments for interest	$ 51,000	$ 110,000

Cash payments (refunds) for income taxes	$ (15,000)	$ (313,000)